Exhibit 99.1

Potbelly Corporation Reports Results for Second Fiscal Quarter 2023

12.9% same-store sales growth and AUVs of $25,950, driven mostly by traffic

106 new shop commitments to-date under the Franchise Growth Acceleration Initiative

Delivered above high-end of all guidance ranges; provides third quarter and reiterates full year 2023 outlook

Chicago, IL. August 3, 2023 – Potbelly Corporation (NASDAQ: PBPB), (“Potbelly” or the “Company”) the iconic neighborhood sandwich shop concept, today reported financial results for the second fiscal quarter ended June 25, 2023.

Key highlights for the quarter ended June 25, 2023, compared to June 26, 2022:

•Total revenues increased by 9.2% to $126.6 million compared to $116.0 million.

•Company shop sales increased by 8.4% to $124.7 million compared to $115.0 million, with Average Unit Volumes (AUVs) of $25,950.

•Positive same-store sales for the ninth consecutive quarter, ending the first quarter at +12.9%, driven mainly by traffic growth and expansion in traffic share during each period of the quarter with broad-based strength across the portfolio.

•GAAP net income attributable to Potbelly Corporation was $2.2 million compared to $0.6 million. GAAP diluted earnings per share was $0.07 compared to $0.02.

•Adjusted net income1 attributable to Potbelly Corporation was $2.0 million compared to $1.5 million. Adjusted diluted EPS1 was $0.07 compared to $0.05.

•EBITDA1 increased significantly to $6.1 million compared to $3.9 million.

•Adjusted EBITDA1 significantly improved to $8.0 million compared to $5.8 million.

(1)    Adjusted net income, adjusted diluted EPS, EBITDA and adjusted EBITDA are non-GAAP measures. For reconciliations of these measures to the most directly comparable GAAP measure, see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Financial Measures” below.

Bob Wright, President and Chief Executive Officer of Potbelly Corporation, commented, “We delivered another great quarter for Potbelly, as a result of our team's hard work and commitment to our unique brand. During the second quarter, we grew same-store sales by 12.9%, driven mainly by traffic growth; continued to take traffic share from the fast-casual category each week through the quarter; grew shop-level margins by 300 basis points; and signed incremental development deals, bringing our total shop development commitments to 106 shops to-date. We’re encouraged by the progress we’ve made and continue to focus on execution as we build toward achieving our 2024 growth objectives.”

Wright continued “Looking ahead, our top-line strength has continued into the third quarter, and we continue to advance our pipeline of franchise development deals including the recently announced deal with our founder, Bryant Keil, in Maryland. We anticipate margin expansion of at least 140 basis points year-over-year in the third quarter as we continue to target 16% shop-level margins in 2024. Additionally, in the third quarter, we expect continued healthy year-over-year adjusted EBITDA growth. We believe our strong brand value, strategic marketing efforts, and continued execution of our five-pillar strategy have built upon the momentum we’ve created in recent years, and we are excited with what we can achieve in 2023 and beyond.”

Outlook

	Third Quarter 2023	Fiscal Year 2023
AUVs	AUVs $25,000 to $25,500	Record AUVs
Same-store sales	7.0% to 9.0%	High single-digit to low double-digit growth
Shop-level margin	12.0% to 14.0%	Low teens
Adj. EBITDA	$5.0 million to $6.0 million	--

Conference Call

A conference call and audio webcast has been scheduled for 5:00 p.m. Eastern Time today to discuss these results. Investors, analysts, and members of the media interested in listening to the live presentation are encouraged to join a webcast of the call with accompanying presentation slides, available on the investor relations portion of the Company's website at www.potbelly.com. For those that cannot join the webcast, you can participate by dialing 1-844-825-9789 in the U.S. & Canada, or 1-412-317-5180 internationally.

For those unable to participate, an audio replay will be available through Thursday, August 10, 2023. To access the replay, please call 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and enter confirmation code 10179578. A web-based archive of the conference call will also be available at the above website.

About Potbelly
Potbelly Corporation is a neighborhood sandwich concept that has been feeding customers’ smiles with warm, toasty sandwiches, signature salads, hand-dipped shakes and other fresh menu items, customized just the way customers want them, for more than 40 years. Potbelly promises Fresh, Fast & Friendly service in an environment that reflects the local neighborhood. Since opening its first shop in Chicago in 1977, Potbelly has expanded to neighborhoods across the country - with approximately 427 shops in the United States including approximately 67 franchised shops in the United States. For more information, please visit our website at www.potbelly.com.

Definitions

The following definitions apply to these terms as used throughout this press release:

•Revenues – represents net company-operated sandwich shop sales and our franchise royalties and fees. Net company-operated shop sales consist of food and beverage sales, net of promotional allowances and employee meals. Franchise royalties and fees consist of royalty income, franchise fee, and other fees collected from franchisees including advertising and rent.

•Company-operated comparable store sales or same-store traffic – an operating measure that represents the change in year-over-year sales or transactions for the comparable company-operated store base open for 15 months or longer.

•Average Unit Volumes (AUV) – an operating measure that represents the average sales of all company-operated shops which reported sales during the associated time period.

•System-wide sales – an operating measure that represents the sum of sales generated by company-operated shops and sales generated by franchised shops, net of all promotional allowances, discounts, and employee meals. Net sales from franchised shops are not included in total revenues. Rather, revenues are limited to the royalties, fees and other income collected from franchisees.

•EBITDA – a non-GAAP measure that represents income before depreciation and amortization expense, interest expense and the provision for income taxes.

•Adjusted EBITDA – a non-GAAP measure that represents income before depreciation and amortization expense, interest expense and the provision for income taxes, adjusted to eliminate the impact of other items, including certain non-cash and other items that we do not consider reflective of underlying business performance.

•Shop-level profit (loss) – a non-GAAP measure that represents income (loss) from operations excluding franchise royalties and fees, franchise support, marketing and rent expenses, general and administrative expenses, depreciation expense, pre-opening costs, restructuring costs, loss on Franchise Growth Acceleration Initiative activities and impairment, loss on the disposal of property and equipment and shop closures.

•Shop-level profit (loss) margin – a non-GAAP measure that represents shop-level profit expressed as a percentage of net company-operated sandwich shop sales.

•Adjusted net income (loss) – a non-GAAP measure that represents net income (loss), adjusted to eliminate the impact of restructuring costs, impairment, loss on the disposal of property and equipment, shop closures, and other items we do not consider representative of our ongoing operating performance, including the income tax effects of those adjustments and the change in our income tax valuation allowance.

•Adjusted diluted EPS – a non-GAAP measure that represents adjusted net income (loss) divided by the weighted average number of fully dilutive common shares outstanding.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to EBITDA, adjusted EBITDA, adjusted diluted EPS, adjusted net income, shop-level profit, and shop-level profit margin, which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses adjusted EBITDA, adjusted net income and adjusted diluted EPS to evaluate the Company’s performance and in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. Adjusted EBITDA, adjusted net income and adjusted diluted EPS exclude the impact of certain non-cash charges and other items that affect the comparability of results in past quarters and which we do not believe are reflective of underlying business performance. Management uses shop-level profit and shop-level profit margin as key metrics to evaluate the profitability of incremental sales at our shops, to evaluate our shop performance across periods and to evaluate our shop financial performance against our competitors.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the table, “Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures.”

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended and the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,”

“expects,” “may,” “might,” “will,” “should,” “seeks,” “intends,” “plans,” “strives,” “goal,” “estimates,” “forecasts,” “projects” or “anticipates” or the negative of these terms and similar expressions are intended to identify forward-looking statements. Forward-looking statements included in this press release may include, among others, statements relating to our (i) future financial position and results of operations, (ii) business strategy, (iii) growth potential, (iv) ability to enter in to franchise development deals, (v) intention to build further on our growth momentum in the coming quarters, (vi) expectation that we will make meaningful progress in Potbelly’s next phase of growth, including our franchise expansion, (vii) the impact of marketing efforts, and (viii) third quarter 2023 and fiscal year 2023 outlook including our projections regarding AUVs, same-store sales, shop-level margin and adjusted EBITDA.

By nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statement, due to reasons including, but not limited to, risks related to the COVID-19 outbreak; compliance with our Credit Agreement covenants; competition; general economic conditions; our ability to successfully implement our business strategy; the success of our initiatives to increase sales and traffic; changes in commodity, energy and other costs; our ability to attract and retain management and employees; consumer reaction to industry-related public health issues and perceptions of food safety; our ability to manage our growth; reputational and brand issues; price and availability of commodities; consumer confidence and spending patterns; and weather conditions. In addition, there may be other factors of which we are presently unaware or that we currently deem immaterial that could cause our actual results to be materially different from the results referenced in the forward-looking statements. All forward-looking statements contained in this press release are qualified in their entirety by this cautionary statement. Although we believe that our plans, intentions and expectations are reasonable, we may not achieve our plans, intentions or expectations. Forward-looking statements are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements, which speak only as of the date hereof. See “Risk Factors” and “Cautionary Statement on Forward-Looking Statements” included in our most recent annual report on Form 10-K and other risk factors described from time to time in subsequent quarterly reports on Form 10-Q or other subsequent filings, all of which are available on our website at www.potbelly.com. The Company undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contact:
Jeff Priester
ICR
investor@potbelly.com

Media Contact:
ICR
PotbellyPR@icrinc.com

Potbelly Corporation
Consolidated Statements of Operations and Margin Analysis – Unaudited
(Amounts in thousands, except per share data)

	For the Quarter Ended				For the Year to Date Ended
	June 25, 2023	% of Revenues	June 26, 2022	% of Revenues	June 25, 2023	% of Revenues	June 26, 2022	% of Revenues
Revenues
Sandwich shop sales, net	$124,709	98.5%	$114,992	99.2%	$241,656	98.7%	$212,423	99.2%
Franchise royalties, fees and rent income	1,914	1.5	960	0.8	3,237	1.3	1,750	0.8
Total revenues	126,623	100.0	115,952	100.0	244,893	100.0	214,173	100.0

Expenses
(Percentages stated as a percent of sandwich shop sales, net)
Sandwich shop operating expenses, excluding depreciation
Food, beverage and packaging costs	34,903	28.0	32,830	28.5	67,523	27.9	60,138	28.3
Labor and related expenses	37,866	30.4	36,121	31.4	74,368	30.8	69,374	32.7
Occupancy expenses	13,083	10.5	13,805	12.0	26,393	10.9	27,650	13.0
Other operating expenses	20,925	16.8	19,128	16.6	41,409	17.1	37,233	17.5

(Percentages stated as a percent of total revenues)
Franchise support, rent and marketing expenses	1,215	1.0	126	0.1	1,806	0.7	246	0.1
General and administrative expenses	11,695	9.2	8,827	7.6	21,664	8.8	17,345	8.1
Depreciation expense	2,887	2.3	3,030	2.6	5,857	2.4	6,167	2.9
Pre-opening costs	33	NM	—	NM	55	NM	—	NM
Loss on Franchise Growth Acceleration Initiative activities	14	NM	—	NM	963	0.4	—	NM
Impairment, loss on disposal of property and equipment and shop closures	658	0.5	1,044	0.9	1,703	0.7	2,363	1.1
Total expenses	123,279	97.4	114,911	99.1	241,741	98.7	220,516	103.0
Income (loss) from operations	3,344	2.6	1,041	0.9	3,152	1.3	(6,343)	(3.0)

Interest expense, net	1,011	0.8	357	0.3	1,678	0.7	683	0.3
Loss on extinguishment of debt	—	NM	—	NM	239	0.1	—	NM
Income (loss) before income taxes	2,333	1.8	684	0.6	1,235	0.5	(7,026)	(3.3)
Income tax expense (benefit)	(48)	NM	(24)	NM	57	NM	153	NM
Net income (loss)	2,381	1.9	708	0.6	1,178	0.5	(7,179)	(3.4)
Net income attributable to non-controlling interest	165	NM	134	NM	288	NM	160	NM
Net income (loss) attributable to Potbelly Corporation	$2,216	1.8%	$574	0.5%	$890	0.4	$(7,339)	(3.4)%

Net income (loss) per common share attributable to common stockholders:
Basic	$0.08		$0.02		$0.03		$(0.26)
Diluted	$0.07		$0.02		$0.03		$(0.26)
Weighted average shares outstanding:
Basic	29,199		28,565		29,053		28,481
Diluted	30,088		29,117		29,776		28,481
_______________________________
"NM" - Amount is not meaningful

Potbelly Corporation
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited
(Amounts in thousands, except per share data)

	For the Quarter Ended		For the Year to Date Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net income (loss) attributable to Potbelly Corporation, as reported	$2,216	$574	$890	$(7,339)
Impairment, loss on disposal of property and equipment and shop closures	658	1,044	1,703	2,363
Loss on extinguishment of debt(1)	—	—	239	—
Loss on Franchise Growth Acceleration Initiative activities(2)	14	—	963	—
Total adjustments before income tax	672	1,044	2,905	2,363
Income tax adjustments(3)	(857)	(152)	(1,180)	2,008
Total adjustments after income tax	(185)	892	1,725	4,371
Adjusted net income (loss) attributable to Potbelly Corporation	$2,031	$1,466	$2,615	$(2,968)

Adjusted net income (loss) attributable to Potbelly Corporation per share, basic	$0.07	$0.05	$0.09	$(0.10)
Adjusted net income (loss) attributable to Potbelly Corporation per share, diluted	$0.07	$0.05	$0.09	$(0.10)

Shares used in computing adjusted net income (loss) attributable to Potbelly Corporation per share:
Basic	29,199	28,565	29,053	28,481
Diluted	30,088	29,117	29,776	28,481

	For the Quarter Ended		For the Year to Date Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Net income (loss) attributable to Potbelly Corporation, as reported	$2,216	$574	$890	$(7,339)
Depreciation expense	2,887	3,030	5,857	6,167
Interest expense, net	1,011	357	1,678	683
Income tax expense (benefit)	(48)	(24)	57	153
EBITDA	$6,066	$3,937	$8,482	$(336)
Impairment, loss on disposal of property and equipment and shop closures	658	1,044	1,703	2,363
Stock-based compensation	1,305	820	2,216	1,495
Loss on extinguishment of debt(1)	—	—	239	—
Loss on Franchise Growth Acceleration Initiative activities(2)	$14	$—	$963	$—
Adjusted EBITDA	$8,043	$5,801	$13,603	$3,522

Potbelly Corporation
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures – Unaudited
(Amounts in thousands, except per share data)

	For the Quarter Ended		For the Year to Date Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Income (loss) from operations	$3,344	$1,041	$3,152	$(6,343)
Less: Franchise royalties, fees and rent income	1,914	960	3,237	1,750
Franchise support, rent and marketing expenses	1,215	126	1,806	246
General and administrative expenses	11,695	8,827	21,664	17,345
Pre-opening costs	33	—	55	—
Loss on Franchise Growth Acceleration Initiative activities(2)	14	—	963	—
Depreciation expense	2,887	3,030	5,857	6,167
Impairment, loss on disposal of property and equipment and shop closures	658	1,044	1,703	2,363
Shop-level profit [Y]	$17,932	$13,108	$31,963	$18,028
Total revenues	$126,623	$115,952	$244,893	$214,173
Less: Franchise royalties, fees and rent income	1,914	960	3,237	1,750
Sandwich shop sales, net [X]	$124,709	$114,992	$241,656	$212,423
Shop-level profit margin [Y÷X]	14.4%	11.4%	13.2%	8.5%

Potbelly Corporation
Consolidated Selected Balance Sheet Data & Selected Operating Data – Unaudited
(Amounts in thousands, except per share data)

	June 25, 2023	December 25, 2022
Selected Balance Sheet Data
Cash and cash equivalents	$34,261	$15,619
Restricted cash	749	—
Total assets	256,873	245,171
Current portion of long-term debt	1,250	—
Long-term debt, net of current portion	21,108	8,550
Total liabilities	249,672	240,898
Total equity	7,201	4,273

	For the Quarter Ended		For the Year to Date Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Selected Operating Data
Shop Activity:
Company-operated shops, end of period	372	393	372	393
Franchise shops, end of period	55	47	55	47
Revenue Data:
Company-operated comparable store sales	12.9%	17.2%	17.2%	20.4%

	For the Quarter Ended		For the Year to Date Ended
	June 25, 2023	June 26, 2022	June 25, 2023	June 26, 2022
Sales from company-operated shops, net	$124,709	$114,992	$241,656	$212,423
Sales from franchise shops, net	17,608	12,276	32,340	23,061
System-wide sales	$142,317	$127,268	$273,996	$235,484

Potbelly Corporation
Footnotes to the Press Release, Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures & Selected Operating Data

1)This adjustment relates to the loss recognized upon termination of the Company’s former credit agreement which was completed during the first quarter of 2023.

2)This adjustment includes net losses recognized during the period which relate to the Company’s Franchise Growth Acceleration Initiative, including net gains and losses on the sale of assets and fair value adjustments for assets classified as held-for-sale.

3)This adjustment includes the tax impacts of the other adjustments listed above based on the Company’s effective tax rate and the change in the Company’s income tax valuation allowance during the period.